Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	James Cline
Chief Financial Officer
540-542-6300

Harriet Fried
LHA
212-838-3777

Trex Company Repays Convertible Senior Subordinated Notes

$109 Million Debt Reduction Since 2008

WINCHESTER, Va. – July 2, 2012 – Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, announced it has repaid the remaining $91.9 million principal balance on its 6% Convertible Senior Subordinated Notes, which matured today.

The Company used $67 million of existing cash and $25 million from its revolving credit facility to pay off the Notes. In addition to repaying the principal amount of the Notes, the conversion feature of the Notes resulted in the Company issuing 1.1 million shares of Trex Company common stock to the note-holders.

Chairman, President and CEO Ronald W. Kaplan commented, “The payoff of the Notes represents another key milestone in our strategy of generating cash flow, increasing margins, growing market share and expanding our international presence. The substantial amount of free cash flow generated since 2008, when this management team began its leadership, has allowed us to dramatically strengthen the Company’s balance sheet and financial position.

“Today, our only debt is the $25 million outstanding on the revolving credit facility. This represents a $109 million reduction in debt since January 2008 – an impressive accomplishment, especially given the persistent economic headwinds we have faced. Our improved capital structure gives us even greater financial flexibility to manage our business and pursue our growth objectives.”

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

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